Registration No. 33-76440

Securities and Exchange Commission

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POST EFFECTIVE AMENDMENT NO. 1

UFP TECHNOLOGIES, INC.

(Exact name of issuer as specified

in its charter)

DELAWARE	04-2314970
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

172 East Main Street, Georgetown, Massachusetts 01833

(Address of principal executive offices)

UFP TECHNOLOGIES, INC.

1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(Full title of the plan)

R. Jeffrey Bailly

UFP TECHNOLOGIES, INC.

172 East Main Street

Georgetown, Massachusetts  01833

(978) 352-2200

(Name, address and telephone number of agent for service)

Copies to:

Patrick J. Kinney, Jr., Esq.

Lynch, Brewer, Hoffman & Fink, LLP

101 Federal Street

Boston, Massachusetts 02110

(617) 951-0800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 12, 1994  (File No. 33-76440) (the “Registration Statement”) of UFP Technologies, Inc. (the “Company”) pertaining to a total of 110,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), authorized for issuance under the Company’s 1993 Non-Employee Director Stock Option Plan (the “1993 Director Plan”). In 1998, the Company discontinued the 1993 Director Plan pursuant to Section 10 thereof.  Options outstanding on the date of such discontinuance, each of which had a term of ten (10) years, remained in effect and were not affected by such discontinuance.  As of the date of this Amendment, all options granted under the 1993 Director Plan prior to its discontinuance have now been exercised or have terminated or have expired unexercised and 72,500 shares of such Common Stock remain unsold under the 1993 Director Plan.

As a result of the discontinuance of the 1993 Director Plan, and the exercise, termination or expiration of all options granted thereunder, the offering of Common Stock under the 1993 Director Plan  pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the 72,500 shares of Common Stock registered but unsold under the 1993 Director Plan pursuant to the Registration Statement. This Amendment shall not affect the remaining shares of Common Stock registered pursuant to the Registration Statement, and the effectiveness of the Registration Statement as to such shares shall continue unaffected by this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Georgetown, Massachusetts, on this 9h day of December, 2009.

UFP TECHNOLOGIES, INC.

By	/s/ R. Jeffrey Bailly
R. Jeffrey Bailly, President
and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ R. Jeffrey Bailly	President, Chief Executive Officer, Director (principal executive officer)	December 9, 2009
R. Jeffrey Bailly

/s/ Ronald J. Lataille	Vice President, Chief Financial Officer (principal financial and accounting officer)	December 9, 2009
Ronald J. Lataille

/s/ Richard L. Bailly	Director	December 9, 2009
Richard L. Bailly

/s/ Kenneth L. Gestal	Director	December 9, 2009
Kenneth L. Gestal

/s/ David Gould	Director	December 9, 2009
David Gould

/s/ Marc Kozin	Director	December 9, 2009
Marc Kozin

/s/ Thomas Oberdorf	Director	December 9, 2009
Thomas Oberdorf

/s/ Robert W. Pierce	Director	December 9, 2009
Robert W. Pierce

/s/ David K. Stevenson	Director	December 9, 2009
David K. Stevenson